Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

09 / 28 / 2006

Wyeth Announces the Election of Raymond J. McGuire to its Board of Directors

Madison, N.J., September 28, 2006 – Wyeth (NYSE: WYE) announced today the election of Raymond J. McGuire, 49, to the Company’s Board of Directors, effective October 1, 2006. This election increases the number of Wyeth board members from 11 to 12.

Mr. McGuire is a Managing Director and Co-Head, Global Investment Banking for Citigroup Inc., one of the nation’s largest financial companies.

Prior to joining Citigroup, Mr. McGuire was Co-Head, Global Mergers and Acquisitions for Morgan Stanley. He currently serves on the boards of De La Salle Academy, International Center of Photography, Lincoln Center, New York-Presbyterian Hospital, New York Public Library, Studio Museum in Harlem and Whitney Museum of American Art. He graduated cum laude from Harvard College in 1979. He also received an MBA from Harvard Business School and a J.D. degree from Harvard Law School in 1984.

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.